SEASONS SERIES TRUST
SHAREHOLDER INFORMATION (unaudited)

Supplemental Proxy Information: A Special Meeting of the Shareholders of the Seasons Series Trust was held on December 30, 1998. Each of the applicable Portfolios voted in favor of adopting the following proposals, therefore, the results are aggregated for the Funds unless otherwise specified.

1.To elect a slate of four members to the Board of Trustees to hold office until their successors are duly elected and qualified.
                                Votes in                 Votes
                                Favor of               Abstained
James K. Hunt                  14,087,333               325,539
Monica C. Lozano               14,087,333               325,539
Allan L. Sher                  14,087,333               325,539
William M. Wardlaw             14,087,333               325,539

2.To approve a new investment advisory and management agreement between Seasons Series Trust, on behalf of each separate investment portfolio thereof, and SunAmerica Asset Management Corp. ("SAAMCo"), the terms of which are identical in all material respects to the existing investment advisory and management agreement.

Votes in           Votes                Votes
Favor of          Against             Abstained
13,642,196        243,993              526,679

3. To approve a new subadvisory agreement, the terms of which are identical in all material respects to the existing subadvisory agreement between:

(a) SAAMCo and Janus Capital Corporation (Multi-Managed Growth,
      Multi-Managed Moderate Growth, Multi-Managed Income/Equity and Multi-Managed Income Portfolios Only).

Votes in          Votes               Votes
Favor of         Against            Abstained
13,510,552       238,824             663,494

  (b) SAAMCo and Wellington Management Company, LLP (Multi-
      Managed Growth, Multi-Managed Moderate Growth, Multi-
      Managed Income/Equity and Multi-Managed Income Portfolios
      Only).

Votes in          Votes               Votes
Favor of         Against            Abstained
13,384,266       341,063             687,539

  (c) SAAMCo and T. Rowe Price Associated, Inc. (Stock
      Portfolio Only).

Votes in          Votes               Votes
Favor of         Against            Abstained
13,441,457       249,047             722,366


  (d) SAAMCo and Putnam Investment Management, Inc. (Asset
      Allocation: Diversified Growth Portfolio Only).

Votes in          Votes               Votes
Favor of         Against            Abstained
13,421,588       297,263             694,019

4. To approve changing the fundamental investment restriction relating to :

  (a) the ability to engage in borrowing transactions.

Votes in          Votes               Votes
Favor of         Against            Abstained
12,911,134       744,207             757,531

  (b) the ability to engage in lending transactions.

Votes in           Votes              Votes
Favor of          Against           Abstained
13,004,822        759,833            648,214

5. To ratify the selection of independent accountants.

Votes in            Votes              Votes
Favor of           Against           Abstained
13,562,704         268,499            581,665